Exhibit 107
Calculation of Filing Fee Tables
Form
S-8
(Form Type)
Public Storage
(Exact Name of Registrant as Specified in its Charter)
Table 1. Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Shares of Beneficial Interest, par value $0.10 per share (“Common Shares”)	Other	3,000,000	$299.485 (2)	$898,455,000	0.00015310	$137,553.46

Total Offering Amounts					$898,455,000		$137,553.46

Total Fee Offsets							—

Net Fee Due							$137,553.46

(1)
Represents the additional 3,000,000 Common Shares authorized to be issued under the Amended and Restated Public Storage 2021 Equity and Performance-Based Incentive Compensation Plan. Pursuant to Rule 416
(
a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also registers any additional securities to be offered or issued in connection with stock splits, stock dividends, recapitalizations, or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The offering price per share and aggregate offering price are based upon the average of the high and low prices per Common Share of the registrant as reported on the New York Stock Exchange on May 7, 2025, which was $299.485 per share.